Exhibit 23.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
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We consent to the use in this Registration  Statement on Form SB-2 of our report dated April 1, 2004, relating to the consolidated financial statements of Rush Financial Technologies, Inc. (formerly Rushmore Financial Group, Inc.) and subsidiaries as of and for the years ended December 31, 2003 and 2002 which report includes an explanatory paragraph as to an uncertainty with respect to the Company's ability to continue as a going concern, and to the reference to our firm under the caption "Experts" in the prospectus.


/s/ KBA Group LLP
Dallas, Texas
July 9, 2004